Exhibit 10.1
AGREEMENT
AGREEMENT dated March 8, 2010, by and between Scott Goldsmith, with an address at 2770 S. Maryland Pkwy., Las Vegas, NV 89109 (“Goldsmith”), Paragon Capital LP, with an address at 110 East 59th St., 29th Floor, New York, NY 10022 (“Paragon”) and Prevention Insurance.com, a Nevada corporation (“PVNC”) to complete matters relating to the acquisition of common stock of PVNC by Paragon (the “Agreement”).
WHEREAS, the parties entered into a letter agreement dated December 28, 2007 (the “Original Letter Agreement”), which Original Letter Agreement served as Schedule A to that certain Stock Purchase Agreement, effective December 31, 2007, by and between Paragon and PVNC, pursuant to which Paragon acquired a majority of the issued and outstanding shares of common stock of PVNC, and which Original Letter Agreement was amended by subsequent letter agreements, including letter agreements dated August 12, 2008 (the “August 2008 Letter”) and October 31, 2008 (the Original Letter Agreement, together with all subsequent letter agreements, collectively, the “Letter Agreement”); and
WHEREAS, the parties subsequently entered into an Agreement and Release, dated February 5, 2008 (the “Agreement and Release”); and
WHEREAS, the parties desire to fully satisfy all outstanding conditions and issues between them as relates to the Letter Agreement and any other agreement between or among Goldsmith, PVNC and Paragon.
NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and between the parties hereto, in consideration of the mutual covenants and premises set forth herein (the form and adequacy of such consideration being hereby acknowledged), that any and all matters between Goldsmith, on the one hand, and Paragon and/or PVNC, on the other hand, are satisfied upon the following terms and conditions:

1.	Upon the execution and delivery hereof, PVNC shall deliver to Goldsmith the sum of sixty-five thousand dollars ($65,000).
2.
Upon the execution and delivery hereof, and solely as an accommodation to PVNC, Paragon shall sell, transfer and assign to Goldsmith warrants (the “Warrants”) with an exercise price of $0.01 per share to purchase ten million (10,000,000) shares of PVNC common stock, par value $.01 per share (“Common Stock”), which Warrants are included in Exhibit I to this Agreement. PVNC agrees to recognize Goldsmith as the record owner of the Warrants upon such transfer.

3.	PVNC also agrees to amend the term of the Warrant to extend the expiration date thereof by an additional two years.
4.
In consideration of the foregoing, Goldsmith relinquishes in all respects any right he may have had under the Letter Agreement or otherwise to receive four million (4,000,000) warrants to purchase Common Stock.

5.
Goldsmith acknowledges that upon performance of Paragon and PVNC’s obligations hereunder, all obligations of Paragon and PVNC to Goldsmith in the Letter Agreement, the Agreement and Release, and any other agreement between Goldsmith and either or both of PVNC and Paragon have been satisfied in all respects.

6.	Goldsmith’s indemnification obligations contained in Section 7 of the Agreement and Release shall continue in full force and effect and are incorporated by reference herein as if a part hereof.
7.
Section 3 of the August 2008 Letter is hereby replaced with the following language:
“The Company agrees that the $400,000 amount to be paid to Goldsmith shall be made through the issuance of 1,600,000 shares of common stock (the “Goldsmith Shares”).”
No agreements between Goldsmith, Paragon and PVNC subsequent to the August 2008 Letter shall alter the sentence above in form or substance.

8.
The parties agree that the Goldsmith Shares have been properly delivered to Goldsmith as per Section 3 of the August 2008 Letter and that Goldsmith is not entitled to receive any other shares of Common Stock from PVNC or Paragon except for shares of Common Stock deliverable to Goldsmith by PVNC upon exercise of the Warrants.

9.	The parties agree that the Goldsmith Shares are subject to adjustment for stock splits, reverse stock splits, stock dividends, combinations, recapitalizations or otherwise.
10.
All shares of Common Stock owned by Goldsmith and acquired pursuant to this Agreement (including shares of Common Stock issuable upon exercise of the Warrants) shall have piggyback registration rights for six months starting on the date of this Agreement.  PVNC agrees to use its commercially reasonable best efforts to cause the restrictive legend on such shares of Common Stock to be removed at such time as such shares are able to be publicly sold with no restrictions with regard to prospectus delivery, holding period, affiliate status, any requirement for PVNC to remain current in its periodic SEC filings or otherwise.

11.
In consideration of the obligations and duties assumed hereunder by PVNC and Paragon, Goldsmith and any related party hereby release and discharge PVNC and Paragon, and their heirs, executors, administrators, successors, assigns, and each and every one of their present or former subsidiaries, affiliates, directors, shareholders, officers, employees, attorneys, agents, members, managers, general and limited partners and affiliates thereof and representatives (collectively, “Related PVNC/Paragon Persons”) from any and all actions, causes of action, claims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, in law, admiralty or equity which Goldsmith and any related party ever had, now has or hereafter can, shall or may have against PVNC, Paragon and Related PVNC/Paragon Persons, that arose by reason of any matter, cause or event whatsoever from the beginning of the world to the day of the date of this Agreement, other than with respect to the obligations of Paragon and PVNC under this Agreement.

12.
This Agreement  shall be binding upon and inure to the benefit of the parties and their respective executors, administrators, legal representatives, heirs, and permitted successors, transferees, and assigns.

13.
This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law rules thereof.  Any litigation with respect to this Agreement shall be properly venued only in a federal or state court situated in the City of New York.  The losing party in any cause of action shall be responsible for paying the reasonable attorneys fees and expenses of the winning party within one month of a court decision.

14.
This Agreement, the Letter Agreement and the Agreement and Release contain the entire understanding and agreement by and between the parties with respect to the subject matter hereof, and supersede any prior understandings, oral or written, between the parties with respect to the subject matter hereof.  Any inconsistency between the terms of this Agreement and the terms of the Letter Agreement or the Agreement and Release shall be resolved in favor of this Agreement.

15.	This Agreement may not be modified or amended in any way except by written agreement signed by all the parties hereto.
16.
The parties agree that this Agreement has been jointly drafted by them with the assistance of counsel selected by them, and that this Agreement shall not be construed in favor of, or against, any of the parties hereto.

17.	Failure by a party hereto to exercise any of its rights hereunder shall not be construed as a waiver of such right(s), unless such waiver is in a writing signed by the party to be charged.
18.	The provisions of this Agreement shall be deemed severable, so that if any provision shall be determined to be illegal or unenforceable, the remaining provisions hereof shall be enforced in full.
19.	This Agreement may be executed in counterparts all of which, when taken together, shall constitute the entire Agreement.
20.
Each of the parties hereto shall hereafter, at the request of any other party, execute and deliver such further documents and agreements, and do such further acts and things as may be reasonably necessary or expedient to carry out the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the date first above written.
PARAGON CAPITAL LP
By: Paragon Capital Advisors LLC
      General Partner
By:/s/ Alan P. Donenfeld
     Alan P. Donenfeld, Managing Member

PREVENTION INSURANCE.COM
By:/s/ Alan P. Donenfeld
     Alan P. Donenfeld, President
     And Chief Executive Officer

/s/ Scott Goldsmith
SCOTT GOLDSMITH

STATE OF NEW YORK                   )
                                                              ) ss.:
COUNTY OF NEW YORK                )

On this ____ day of February, 2010, before me personally came Alan P. Donenfeld, to me known, who, being by me duly sworn, did depose and say that he is the President of Prevention Insurance.com, the corporation described in and which executed the above instrument, and the Managing Member of  Paragon Capital Advisors LLC which is the General Partner of Paragon Capital LP, the limited partnership described in and which executed the above instrument and that he signed his name thereto by authority of said corporation and limited partnership, respectively.

______________________
Notary Public

STATE OF ______________          )
                                                               )ss.:
COUNTY OF _____________        )

On this ____ day of February, 2010, before me personally came Scott Goldsmith, to me known, who, being by me duly sworn, did depose and say that he did sign his name to the above instrument.

____________________
Notary Public